Exhibit 99.B(i)

Morgan, Lewis & Bockius LLP	Morgan Lewis
1701 Market Street	COUNSELORS AT LAW
Philadelphia, PA 19103-2921
Tel: 215.963.5000
Fax: 215.963.5001
www.morganlewis.com

December 27, 2013

SEI Tax Exempt Trust

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Re:                             Opinion of Counsel regarding Post-Effective Amendment No. 71 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 002-76990)

Ladies and Gentlemen:

We have acted as counsel to SEI Tax Exempt Trust, a Massachusetts business trust (the “Trust”), in connection with the above-referenced registration statement (as amended, the “Registration Statement”), which relates to the Trust’s units of beneficial interest, with no par value (collectively, the “Shares”).  This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 71 to the Registration Statement (the “Amendment”) to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”).  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)                                 a certificate of the Commonwealth of Massachusetts certifying that the Trust is validly existing under the laws of the Commonwealth of Massachusetts;

(b)                                 the Agreement and Declaration of Trust for the Trust and all amendments and supplements thereto (the “Declaration of Trust”);

(c)                                  a certificate executed by David F. McCann, Vice President and Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration of Trust, the Trust’s Amended and Restated By-Laws and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares; and

(d)                                 a printer’s proof of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals or certified, conformed or reproduced copies of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed.  In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies.  As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Trust.  We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the Commonwealth of Massachusetts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius